WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801 EXHIBIT 99.1 FOR IMMEDIATE RELEASE Investor Relations Contact: Elizabeth L. Wager (302) 571-7278 April 10, 2020 ewager@wsfsbank.com Media Contact: Rebecca Acevedo (215) 253-5566 racevedo@wsfsbank.com WSFS Financial Corporation to Hold 2020 Annual Meeting in Virtual Format Only WILMINGTON, Del. – WSFS Financial Corporation (Nasdaq: WSFS), the parent company of WSFS Bank, announced that it will host its 2020 Annual Meeting of Stockholders virtually due to the public health impact of the novel coronavirus (COVID-19) pandemic and to prioritize the health and well-being of meeting participants. The 2020 Annual Meeting of Stockholders will be held in a virtual format only at 4 p.m. Eastern Standard time on April 23, 2020. Stockholders will not be able to attend the 2020 Annual Meeting of Stockholders in person. As previously announced, stockholders at the close of business on the record date, March 2, 2020, are entitled to attend the Annual Meeting. To be admitted to the meeting at www.virtualshareholdermeeting.com/WSFS2020, stockholders must enter the 16-digit control number found on their proxy card, voting instruction form, notice of internet availability of proxy materials or email previously received. The proxy card and voting instruction form included with previously distributed proxy materials will not be updated to reflect the change to a virtual-only meeting format and may continue to be used to vote shares in connection with the 2020 Annual Meeting of Stockholders. Whether or not stockholders plan to attend the virtual-only meeting, WSFS urges stockholders to vote and submit their proxies in advance of the meeting by one of the methods described in the proxy materials. About WSFS Financial Corporation WSFS Financial Corporation is a multi-billion-dollar financial services company. Its primary subsidiary, WSFS Bank, is the oldest and largest locally managed bank and trust company headquartered in Delaware and the Delaware Valley. As of December 31, 2019, WSFS Financial Corporation had $12.3 billion in assets on its balance sheet and $20.7 billion in assets under management and administration. WSFS operates 118 offices, 93 of which are banking offices, located in Pennsylvania (55), Delaware (45), New Jersey (16), Virginia (1) and Nevada (1) and provides comprehensive financial services including commercial banking, retail banking, cash management and trust and wealth management. Other subsidiaries or divisions include Arrow Land Transfer, Cash Connect®, Cypress Capital Management, LLC, Christiana Trust of Delaware, NewLane Finance, Powdermill Financial Solutions, West Capital Management, WSFS Institutional Services, WSFS Mortgage, and WSFS Wealth Investments. Serving the greater Delaware Valley since 1832, WSFS Bank is one of the ten oldest banks in the United States continuously operating under the same name. For more information, please visit www.wsfsbank.com. ###